As filed with the Securities and Exchange Commission on March 23, 2005
Registration Statement No. 333-123148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE
AMENDMENT No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDWAVE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

41-1493458

(I.R.S. Employer Identification Number)

435 Newbury Street
Danvers, Massachusetts 01923

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy J. O’Malley
President
Medwave, Inc.
435 Newbury Street, Suite 206
Danvers, Massachusetts 01923

(978) 762-8999

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

With copies to
Raymond C. Zemlin, P.C.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109-2881
(617) 570-1000

          Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

          If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title Of		Maximum	Maximum
Each Class Of	Amount	Offering	Aggregate	Amount Of
Securities To	To Be	Price Per	Offering	Registration
Be Registered	Registered(1)	Unit(2)	Price	Fee
Common Stock, par value $0.01(3)	1,300,000	$4.23	$5,499,000.00	$647.33*

(1)	This Registration Statement also relates to such indeterminate number of additional shares of the Registrant’s common stock as may become issuable in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices per share of the Registrant’s common stock on the Nasdaq SmallCap Market on March 3, 2005.

(3)	This Registration Statement also relates to the rights to purchase shares of Common Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated as of September 29, 2003. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such Common Stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for the Common Stock.

*	Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated March 23, 2005

Prospectus

MEDWAVE, INC.

1,300,000 Shares of Common Stock

          This prospectus relates to the resale, from time to time, of up to 1,300,000 shares of our common stock, $0.01 par value, of Medwave, Inc., that may be offered and sold from time to time by persons who are currently stockholders of Medwave, Inc., or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling stockholders may offer and sell from time to time up to 1,300,000 shares of common stock. The selling stockholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Plan of Distribution.”

          The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale are within the sole discretion of the selling stockholders. The shares of common stock offered hereby may be sold by the selling stockholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq SmallCap Market. For more information on the times and manner in which the selling stockholders may sell our common stock, please see the section entitled “Plan of Distribution” beginning on page 12 of this prospectus.

          Our common stock is traded on the Nasdaq SmallCap Market under the symbol “MDWV.” On March 3, 2005, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $ 4.30 per share. Our principal executive offices are located at 435 Newbury Street, Suite 206, Danvers, Massachusetts, 01923 and our telephone number is (978) 762-8999.

          Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________ __, 2005.

PROSPECTUS SUMMARY

          This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to invest in our common stock.

          Unless the context otherwise requires, or unless otherwise specified, all references in this prospectus to “we,” “us,” “our,” similar pronouns, “the Company” and “Medwave” refer to Medwave, Inc., a Delaware corporation.

About Medwave, Inc

          Medwave, Inc. was formed as a Minnesota corporation in 1984, and was re-incorporated as a Delaware corporation in May 2003. We currently employ thirty-one full-time employees and three part-time employees.

          Since our inception, we have been engaged in the development and marketing of devices for monitoring and devices for measuring blood pressure. Utilizing our proprietary technology, we developed the Vasotrac(R) APM205A system which monitors blood pressure, providing new readings approximately every fifteen heartbeats. In February 1995, we received clearance from the US Food and Drug Administration, or the FDA, to market the Vasotrac system. We have also developed a hand-held blood pressure monitor, the Vasotrax(R). This hand-held monitor is based on the technology used in the Vasotrac system. In August 2000, we received FDA clearance to market the Vasotrax monitor in the United States for use on adult patients by trained medical personnel. In addition, pursuant to an agreement with Nihon Kohden of Japan, we have developed an OEM module of our Vasotrac continual non-invasive blood pressure monitor. The module is designed to be integrated into Nihon Kohden’s, as well as other companies’ larger, more comprehensive systems.

          Our success is dependent upon the successful development and marketing of the Vasotrac system, the Vasotrac module, and the Vasotrax hand-held monitor as well as related technology. However, there can be no assurance that our products or related technology will be successfully marketed or sold in sufficient quantities and at margins necessary to achieve and/or maintain profitability.

Risk Factors

          The following factors, among others, as well as factors discussed under the heading “Risk Factors” and in the Company’s other filings with the Securities and Exchange Commission, or the SEC, have affected and, in the future, may affect the Company’s actual results: resistance to the acceptance of new medical products; the market acceptance of the Vasotrac system; the Vasotrax hand-held unit or other products of the Company; hospital budgeting cycles, the possibility of adverse or negative commentary from clinical researchers or other users of the Company’s products; the Company’s success in creating effective distribution channels for its products; the Company’s ability to scale up its manufacturing process; and delays in product development or enhancement or regulatory approval.

About This Prospectus

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 1,300,000 shares of our common stock that may be offered for sale by the selling stockholders. We are registering the shares of common stock covered by this prospectus to fulfill our contractual obligations under a securities purchase agreement with the selling stockholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling stockholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of his, her or its common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling stockholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 14 of this prospectus.

Principal Office

          Our principal offices are located at 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923, and our telephone number is (978) 762-8999.

RISK FACTORS

          Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus and in the documents incorporated by reference in this prospectus, you should carefully consider each of the risks set forth below. These risks may also cause our actual results to differ materially from those contained in or predicted by our forward-looking statements. The risks described below are not the only ones we face. Additional risks that are not yet identified or that we think are immaterial may also materially harm our business. If any of the events or circumstances described in the following risk factors actually occurs, our business, operating results and financial condition could be materially adversely affected. In that case, the value of our common stock could decline substantially.

          Our business and an investment in our company are subject to a number of risks, including those described in the preceding sections as well as those highlighted below.

We must develop a market for our products.

          We presently depend on our Vasotrac, Vasotrax, and/or our MJ23 OEM module product line, the market acceptance of which is in its early stages. Our future is dependent upon the success of these products and similar products that are based on the same core technology. The market for these products is in an early stage of development and may never fully develop as we expect.

Our success is dependent on market acceptance.

          Our success depends on market acceptance of the Vasotrac system, the MJ23 OEM modules thereof, and/or the Vasotrax hand-held monitor. Such acceptance depends primarily on gaining customer (end-user) and institutional (hospitals, outpatient centers, ambulance companies, nursing homes and physician offices) acceptance of these products. We believe that testing of the Vasotrac system and Vasotrax hand-held monitor has yielded favorable results compared to other non-invasive blood pressure monitors. However, improper placement of the pressure sensor or improper use of the system may cause the readings produced by the Vasotrac system and Vasotrax hand-held monitor to be questionable. As a result, another key component of our marketing strategy has been to focus on training and education of clinicians in the correct use of the Vasotrac system and Vasotrax hand-held monitor. Also, given differences in individual bone physiology, body weight and physical condition, the Vasotrac system, the MJ23 OEM modules thereof, and the Vasotrax hand-held monitor may not provide adequate readings or be usable on all patients. For example, if a patient’s peripheral blood flow to his or her arms has been compromised, these products may not function as specified. Other contraindications for these products may result from patients on cardiopulmonary bypass and patients with any condition in which rendering a pulsating pressure signal from the radial artery is not possible. To date, we believe we have not detected significant patient complications caused by any of our products. However, as with any relatively new product, complications may occur as the Vasotrac system, the MJ23 OEM modules thereof, and the Vasotrax hand-held monitor are used on a greater number of patients with different characteristics and under various conditions. The presence of any significant complications would necessitate additional research and evaluation to determine the impact of such complications. Finally, we must overcome the resistance of the medical community to the introduction of new techniques or technology. We believe that this resistance may be exacerbated due to the fact that the blood pressure cuff has been in use for more than 100 years, and virtually all medical professionals are trained using cuff technology. Therefore, there can be no assurance that the Vasotrac system, MJ23 OEM modules thereof, or the Vasotrax hand-held monitor will gain market acceptance. If these products do not gain market acceptance, our future would be jeopardized.

We must maintain and develop strategic relationships with third parties to increase market penetration of our product lines.

          We distribute our products to domestic hospitals through our direct sales organization and regional dealers or sales agents, and to targeted international markets primarily through distributors. We have a Vasotrac system OEM module sales agreement in place with Nihon Kohden, a well known medical device company in the Japanese market. We have signed an OEM Agreement with Zoll Medical Corporation in June 2004, and expect to begin shipping products to Zoll during 2005. We have also signed a Supply and License Agreement with Analogic Corporation in March 2005. We intend to enter into similar agreements with other major medical device companies and to establish technology partnerships with other medical product and technology companies. We have been involved in discussions with several other companies, and have signed non-disclosure agreements with the majority of these organizations. Widespread acceptance of technology is dependent on our establishing and maintaining these strategic relationships with third parties and on the successful distribution efforts of our direct sales organization.

          Many aspects of our relationships with third parties, and the success with which third parties promote distribution of our products, are beyond our control. We may be unsuccessful in maintaining our existing strategic relationships and in identifying and entering into future development and distribution agreements with third parties.

Our international sales expose us to unique risks.

          In fiscal year 2004, international sales of our stand-alone products accounted for approximately 20% of our revenue. The sale of MJ23 Modules accounted for approximately 7% of revenue.

          We believe that international sales will represent a meaningful portion of our revenue in the future. We rely on distributors to assist us with our international operations. In addition, we are exposed to risks from international sales, which include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions and reduced protection for intellectual property rights. Moreover, fluctuations in the rates of exchange may increase the price in local currencies of our products in foreign markets and may price us out of special foreign markets.

          In July 2003, a dealer that we had in the Middle East encompassing the Gulf Coast Cooperative countries placed an order for 30 Vasotrac monitors with a value of $104,075. We had previously conducted business with this particular dealer without problems. The end user was the Ministry of Health in Kuwait. Since we shipped the monitors, the order was recognized as revenue at the time of shipment. Later, we experienced problems with this order, and as a result, we requested that at least a portion of the monitors to be returned. The dealer paid for 18 Vasotrac monitors and returned 12 Vasotrac monitors to us. Therefore, we have reversed the balance of this revenue ($43,633) for the fiscal year ending September 30, 2004.

          All of our transactions performed in the international markets now require cash up front.

We may not have adequate intellectual property protection.

          Although we believe that we have effective patent protection, our patents and proprietary technology may not be able to prevent competition by others. In addition, in the future our products may be found to infringe upon the rights of others. Any claims resulting in intellectual property litigation, whether defensive or offensive, could drain our resources and, if decided against us, materially adversely affect our business.

We rely on a single technology platform.

          We believe that significant and expanding markets exist for the Vasotrac system, the Vasotrax hand-held monitor, the MJ23 OEM module, and for additional products incorporating our proprietary technology. Currently we utilize one technology platform in the Vasotrac system, the MJ23 OEM module, and the Vasotrax hand-held monitor. The technology platform is our sensor technology and the software algorithms. In addition, in September 2000 we entered into an agreement to incorporate the Vasotrac system technology into an OEM module. Reliance on a single technology platform creates substantial risks for us. If, for example, the Vasotrac system and the Vasotrax hand-held monitor are not successfully marketed, if they fail to meet customer needs, or if they are not accepted in the marketplace, we would be materially and adversely affected, our primary business focus would require re-evaluation, and our ability to continue operations would be jeopardized. We have not undertaken any comprehensive patent infringement searches or studies. If the Vasotrac system or the Vasotrax hand-held monitor were found to infringe on the patent rights of others or if third parties successfully asserted rights to these products, we would be materially adversely affected.

          We also intend to develop additional products based on our core technology. The technology employed in the Vasotrac system may be useful in developing products for other markets.

We must continue to evaluate the design of our products.

          While our initial product development and clinical testing program for the Vasotrac system, Vasotrax hand-held monitor, and MJ23 OEM module are complete, extensive use and evaluation of the design are necessary in order to assess whether the products, as currently configured, will broadly meet customer needs or be accepted as a viable alternative in the marketplace. We will continue to test the Vasotrac system and Vasotrax hand-held monitor, as well as future products to enhance their market acceptance. If the configuration of the system must be modified, there can be no assurance such modifications will be acceptable to customers or be technically feasible. Even if feasible, such modifications could result in significant delays and significant expenses. If such modifications require regulatory approval, additional significant delays could result. We could be materially and adversely affected by any of these developments.

          We have entered into two agreements to incorporate the Vasotrac system technology into an OEM module, and we are hopeful that we will enter into additional agreements of this type. Although sale of the Vasotrac system as an OEM module is intended to complement sales of the system as a stand-alone product, it is possible that configuration as an OEM module will be the principal or customer preferred way of purchasing and using this product. It is also likely that OEM modules will require regulatory approval, which may result in additional delays. Any regulatory application must be submitted by any of the third party companies that use the OEM module. We could be materially and adversely affected by any of these developments.

Our products may require servicing and we may be subject to product liability claims.

          Our goal is to produce highly reliable Vasotrac systems, OEM modules thereof, Vasotrax hand-held monitors, and future products that do not require excessive subsequent servicing. There can be no assurance, however, that we will be successful in achieving such goal. There also can be no assurance that additional problems will not occur, that additional servicing requirements will not be necessary or that any additional problems or servicing requirements, individually or in the aggregate, will not be significant, difficult to correct, time-consuming or prohibitively expensive. Further, the need for any such additional servicing may not be readily apparent to clinicians using the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor. We believe that actual or perceived excessive servicing requirements for the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor could materially and adversely affect market acceptance of the system and could raise product liability concerns. See “Risk Factors — We may be subject to product liability claims that exceed insurance coverage.” Although we plan to continue testing our products to determine the extent of their servicing requirements, there can be no assurance that we can precisely identify the exact scope of such servicing requirements.

We have limited manufacturing experience and capability.

          We currently have little manufacturing experience or capability, other than a limited ability to produce relatively small quantities of the Vasotrac system and Vasotrax hand-held monitor. We have not developed, arranged for, or invested in any significant production tooling, nor have we contractually arranged for any significant third-party manufacturing capacity or agreements. There can be no assurance that we will be able to scale-up manufacturing of the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor for commercial production at quantities required to meet cost targets and profitability goals. If our manufacturing costs are higher than anticipated or if a lower-priced competitive product becomes available, we may not be able to produce and sell the Vasotrac system, OEM modules thereof, or the Vasotrax hand-held monitor competitively. In addition, there can be no assurance that subcontractors, on whom we will rely for functions we will not perform internally, will produce sufficient products at required quality and cost levels. We will be materially adversely affected if we are unable to scale-up manufacturing successfully or effectuate manufacturing arrangements on acceptable terms.

We currently have limited or single sources of supply.

          We currently purchase from outside vendors, on a purchase order basis, quantities of virtually all components and subassemblies for the Vasotrac system, MJ23 OEM modules and Vasotrax hand-held monitor. Should production rates increase, the supply of components and subassemblies will become more critical. Furthermore, we have no formal agreements with any of our vendors. Should a key vendor be unwilling or unable to supply any components or subassemblies required by us in a timely manner, we may be materially adversely affected.

We face substantial competition.

          We currently know of two other continual non-invasive blood pressure monitoring devices on the market. However, one of those devices uses a cuff to calibrate the blood pressure readings and we therefore do not consider the device to be directly competitive. The other device uses a wrist sensor mechanism; however, this device has only been marketed to the operating room environment. We face substantial competition from numerous companies that manufacture and market noninvasive and invasive instruments for blood pressure measurement and monitoring. Several companies competing in the traditional cuff and catheter blood pressure monitoring market have significantly greater resources as well as established technologies and product reputations in the blood pressure monitoring field. Our ability to compete successfully in this market will depend on our ability to develop and market a technologically superior blood pressure monitoring or measurement system that provides cost-benefit, patient benefit, and improved staff effectiveness.

          To compete successfully, we likely will need to develop and introduce new products and/or enhancements that keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance. We may be unable to develop new products that address our competition.

          We may be subject to price competition from other sensor manufacturers whose products are also compatible with our monitors. To mitigate this, we developed proprietary sensor technology that provides and promotes the exclusive use of our proprietary sensors with our equipment. There can be no assurance, however, that such measures will preclude replacement sensor competition in the future.

          The current widespread acceptance of non-invasive cuff technology and of the arterial line, and the lack of widespread acceptance of non-invasive technologies like ours is an important competitive disadvantage that we must overcome in order to gain general market acceptance. In addition, the current technology involving cuffs and arterial lines has established cooperative relationships with large medical equipment companies and buying groups that we must also overcome in order to successfully compete. If we are not successful at overcoming such competition, our primary business focus would likely require re-evaluation with our ability to continue operations being jeopardized.

Our technology may become obsolete.

          The medical device industry is subject to rapid technological innovation and, consequently, the life cycles of products tend to be relatively short. We are engaged in a field characterized by extensive research efforts. There can be no assurance that new developments or discoveries in the field will not render the Vasotrac system or Vasotrax hand-held monitor obsolete. The greater resources of many of the companies currently engaged in research of blood pressure management may permit such companies to create, or respond more rapidly than Medwave to, technological innovations or advances.

Third-party payers may not approve payment for use of our products, and we may be affected by changes in health care laws.

          Our success in the United States may be related to the number of third party payers, such as Medicare, private insurance companies, health maintenance organizations, and other payers, that approve payment or reimbursement for the use of the Vasotrac system, OEM modules thereof, and the Vasotrax hand-held monitor and the amount of any such payments or reimbursements. If, for example, hospitals are not able to recover the cost of these products through reimbursement, they may be reluctant to purchase these products, with the result that our sales may be adversely affected. The health care industry and associated regulatory environment are dynamic and rapidly changing, particularly with respect to proposals to reform Medicare and to control health care costs. This environment makes it impossible to predict the effects, including costs or impediments to development, that adoption of and changes in health care laws, rules and regulations may have on us and on our operations. Such developments could, however, materially and adversely affect our ability to market our products.

We depend on management.

          Our success currently depends on the services of Tim O’Malley, our President and Chief Executive Officer. The loss of Mr. O’Malley may hurt our business if we are unable to identify other individuals to provide us with similar services. We do not maintain “key person” insurance on any of our employees.

We currently do not employ a chief financial officer.

          In connection with their audit of our 2004 financial statements, BDO Seidman, LLP, our independent registered public accounting firm, advised management and our Audit Committee of the following significant deficiencies which did not individually or in the aggregate raise to the level of material weakness: The Company lacks a full-time chief financial officer to ensure consistently timely reporting of financial information. We are currently in the process of recruiting a chief financial officer to ensure consistently timely reporting of financial information. We believe this effort will address the conditions raised by BDO Seidman, LLP.

We may not be able to manage growth.

          If successful, we will experience a period of growth that could place a significant strain upon our managerial, financial and operational resources. Our infrastructure, procedures and controls may not be adequate to support our operations and to achieve the rapid execution necessary to successfully market our products. Our future operating results will also depend on our ability to expand our direct sales force and our internal sales, marketing and support staff. If we are unable to manage future expansion effectively, our business, results of operations and financial condition will suffer, our management will be less effective, and our revenues and product development efforts may decrease.

We may not continue to receive necessary FDA clearances or approvals.

          Our products and activities are subject to extensive, ongoing regulation by the Food and Drug Administration and other governmental authorities. Delays in receipt of, or failure to obtain or maintain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could delay or prevent our ability to market our product line.

We may not receive approvals by foreign regulators that are necessary for international sales.

          Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. If we, or our international distributors, fail to obtain or maintain required pre-market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly.

We may be subject to product liability claims that exceed insurance coverage.

          We have obtained product liability insurance, including excess umbrella coverage, in the aggregate amount of $12,000,000 covering the Vasotrac system, OEM Module and Vasotrax hand-held monitor. However, there can be no assurance that we will be able to maintain such insurance in amounts and with coverage that will adequately cover associated risks or that such insurance will be available in the future at premiums that can be economically justified. Lack of such insurance could expose us to substantial damages, which could have a material adverse effect on us.

We have a history of losses and may experience continued losses.

          We have experienced losses every year since our incorporation. These losses have resulted because we have expended more money in the course of researching, developing and enhancing our technology and products and establishing our sales and marketing organization than we have generated in revenues. We expect that our operating expenses will remain relatively stable in the foreseeable future even as we increase our sales and marketing activities, and expand our operations. It is possible that we will never achieve or sustain the revenue levels required for profitability.

We may need additional capital, which may be unavailable.

          The commercialization of our product line and the development and commercialization of any additional products may require greater expenditures than expected in our current business plan. Our capital requirements will depend on numerous factors, including:

•	our rate of sales growth—fast growth may actually increase our need for additional capital to hire additional staff, purchase additional component inventories, finance the increase in accounts receivable and supply additional support services;

•	our progress in marketing-related clinical evaluations and product development programs, all of which will require additional capital;

•	our receipt of, and the time required to obtain, regulatory clearances and approvals—the longer regulatory approval takes, the more working capital we will need to support our regulatory and development efforts in advance of sales;

•	the level of resources that we devote to the development, manufacture and marketing of our products—any decision we make to improve, expand or simply change our process, products or technology will require increased funds;

•	our facilities requirements—as we grow we may need additional manufacturing, warehousing and administration facilities and the costs of the facilities would be borne long before any increased revenue from growth would occur;

•	market acceptance and demand for our products—although growth may increase our capital needs, the lack of growth and continued losses would also increase our need for capital; and

•	financing strategies—our attempt to accelerate the otherwise lengthy purchasing processes of hospitals by offering programs as an alternative to outright purchasing and by providing purchasers with extended payment terms, single-use sensor programs and financing options will require additional capital.

          We may be unable to predict accurately the timing and amount of our capital requirements. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our capital structure, our history of losses or the need to achieve widespread acceptance of our technology as too great a risk to bear. As a result, additional funding may not be available on attractive terms, or at all. If we cannot obtain additional capital when needed, we may be forced to agree to unattractive financing terms, to change our method of operation or to curtail our operations.

Common stock which is available for immediate resale may depress our market price.

          We have filed registration statements with the Securities and Exchange Commission covering the potential resale by some of our stockholder of up to 6,040,793 shares of common stock. The existence of a substantial number of shares of common stock subject to immediate resale could depress the market price for our common stock and impair our ability to raise needed capital.

A low stock price or failure to maintain a minimum of $2.5 million of stockholders’ equity could result in our being de-listed from the Nasdaq Market and subject us to regulations that could reduce our ability to raise funds.

          If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, or if we fail to maintain stockholders’ equity of at least $2.5 million (and do not meet alternative tests of either having $35 million in market capitalization or $500,000 in annual net income), or if we fail to maintain other Nasdaq continued listing criteria, Nasdaq may de-list our common stock from the Nasdaq Market. In such an event, our shares could only be traded on over-the-counter bulletin board systems. This method of trading could significantly impair our ability to raise new capital.

          In the event that our common stock was de-listed from the Nasdaq Market due to low stock price, we may become subject to special rules, called penny stock rules, that impose additional sales practice requirements on broker-dealers who sell our common stock. The rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the Securities and Exchange Commission relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

          In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers in this offering to sell their common stock favorably in the secondary market.

Our common stock is subject to price volatility.

          The market price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to various factors beyond our control, including:

•	quarterly variations in operating results;

•	announcements of technological innovations, new products or pricing by our competitors;

•	changes in, or failure to meet, financial estimates of securities analysts;

•	the rate of adoption by physicians of Medwave’s technology in targeted markets;

•	the timing of patent and regulatory approvals;

•	the timing and extent of technological advancements;

•	results of clinical studies;

•	the sales of our common stock by affiliates or other stockholder with large holdings; and

•	general market conditions.

          Our future operating results may fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly and adversely influence the market price of our common stock.

We do not intend to pay dividends in the foreseeable future.

          We have never declared or paid a cash dividend on our common stock. We currently intend to retain any earning for use in the operation and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

Provisions in our shareholder rights agreement and state law may make it harder for others to obtain control of Medwave even though some stockholders might consider such a development to be favorable.

          We have implemented a so-called poison pill by adopting our shareholders rights agreement. This poison pill significantly increases the costs that would be incurred by an unwanted third-party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock. The existence of this poison pill could delay, deter or prevent a takeover of the Company. Applicable Delaware General Corporation Law also imposes various procedural and other requirements that could delay or make a merger, tender offer or proxy contest involving us more difficult.

          All of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, which could preclude our stockholders from recognizing a premium over the prevailing market price of our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Certain statements contained in the prospectus, including documents incorporated by reference herein, constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission and within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Particularly, the Company’s expectations regarding future operational liquidity, contractual obligations and other commercial commitments and capital requirements are forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the length and severity of the current economic slowdown and its impact on capital spending budgets, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels and those other risks discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus. In evaluating forward-looking statements, you should consider these risks, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission.

USE OF PROCEEDS

          The selling stockholders will receive all of the net proceeds from sales of shares of our common stock offered by this prospectus. We will not receive any of the proceeds upon the resale of the common stock by the selling stockholders.

REGISTRATION RIGHTS

          The following is a summary of material terms and provisions of the securities purchase agreement which we entered into with the selling stockholders. It may not contain all the information that is important to you. You can access complete information by referring to the securities purchase agreement.

          Under the securities purchase agreement, we are obligated to file a registration statement covering the sale by the selling stockholders of the common stock that they purchased from us and the shares of common stock that may be issued upon the exercise of a selling stockholders’ additional investment rights. Under the securities purchase agreement, we must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and, subject to certain contingencies, to keep the registration statement continuously effective until the earlier of:

•	all of the selling stockholders’ shares common stock covered under this prospectus have been sold; or

•	the date on which the selling stockholder may sell the shares of common stock covered by this prospectus without restriction pursuant to Rule 144(k) of the Securities Act, or any successor rule.

          The securities purchase agreement requires that we bear all expenses of registering the common stock with the exception of the fees and expenses of any legal counsel the selling stockholders may engage, as well as the selling stockholders’ proportionate share of any underwriting commissions or discounts which may be payable to any underwriter, and any transfer taxes.

          In addition, subject to the limitations contained in the securities purchase agreement, we also agreed to indemnify each selling stockholder against all losses, claims, damages or liabilities arising under the securities laws in connection with the registration statement or this prospectus or that arise out of or are based upon a violation by the Company of the securities purchase agreement. In addition, subject to the limitations contained in the securities purchase agreement, each of the selling stockholders agreed, severally and not jointly, to indemnify us and our directors, officers and any person who controls our company, or any of such other selling stockholders and certain related persons against all losses, claims, damages or liabilities arising under the securities laws that arise out of or are based upon any violation by such selling shareholder of the securities purchase agreement, to the extent that such violation occurs in reliance upon and in conformity with written information furnished to us by the selling stockholders for use in the registration statement or this prospectus or any amendment to the registration statement or any prospectus supplements.

SELLING STOCKHOLDERS

          The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders as of February 10, 2005, the number of shares of common stock covered by this prospectus and the percentage of total shares of common stock that each of the selling stockholders will beneficially own upon completion of this offering if such percentage exceeds one percent. This table assumes that the selling stockholders will fully exercise his, her or its additional investment rights and will offer for sale all of the shares of common stock covered by this prospectus.

          On February 10, 2005, we issued to the selling stockholders an aggregate of 1,300,000 shares of our common stock at a price of $4.00 per share for aggregate initial gross proceeds of $5.2 million.

          The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledges, donees, transferees or other successors in interest. The amounts and information set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of February 10, 2005 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. To our knowledge, none of the selling stockholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table.

	Shares of Common
Name of Beneficial	Stock Beneficially	Shares of Common	Shares of Common
Owners of Shares of	Owned Prior to	Stock Offered	Stock Owned After	Percentage Owned
Common Stock	Offering (1)	Hereby	the Offering (2)	After Offering (3)
Smithfield Fiduciary LLC	750,000	750,000	0	*

Iroquois Capital LP	87,500	87,500	0	*

Heartland Value Fund	1,050,000	150,000	900,000	7.9%

Wagoneer Private Opportunities Fund, L.P.	125,000	125,000	0	*

Capital Ventures International	125,000	125,000	0	*

DKR Soundshore Oasis Hold Fund Ltd.	62,500	62,500	0	*

(*)	Less than 1.0%

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)	The share amount listed in this column assumes that the selling stockholder will exercise all of his, her or its additional investment rights and sell all of the shares of our common stock covered by this prospectus.

(3)	Based on 11,399,166 outstanding shares of our common stock as of March 2, 2005.

PLAN OF DISTRIBUTION

          We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by the selling stockholders, including their pledgees, donees, transferees or other successors-in-interests, directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq SmallCap Market, any exchange upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

          The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

          The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our common stock or of securities convertible into or exchangeable for the shares of our common stock in the course of hedging positions they assume with the selling stockholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling stockholders may also loan or pledge shares to broker-dealers or other third-parties. In connection with those transactions, the broker-dealers or other third-parties may sell such loaned or pledged shares. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

          The selling stockholders may be, and any broker-dealers that act in connection with the sale of shares are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders and the selling stockholders have agreed to indemnify us against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

          The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed each selling stockholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to his, her or its sales in the market.

          The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided such sale meets the criteria and conforms to the requirements of Rule 144.

          The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other reasonable costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, all national securities exchange or automated quotation system application and filing fees, blue sky registration and filing fees, and fees and expenses of our counsel and our accountants.

          Wells Fargo Shareholder Services serves as transfer agent and registrar for our common stock.

WHERE YOU CAN FIND MORE INFORMATION

          The prospectus incorporates other reports by reference that are not presented in or delivered with this prospectus.

          The Securities and Exchange Commission allows us to incorporate by reference in this prospectus the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus. Later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and all other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents, respectively. You should rely only on the information contained in this prospectus or to which we have referred you herein. We have not authorized anyone to provide you with different information.

          The following documents, which have been filed or furnished by us with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	our most recent annual report on Form 10-K for the fiscal year ended September 30, 2004 filed with the Securities and Exchange Commission on January 12, 2005;

•	our Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 2004, filed with the Securities and Exchange Commission on February 22, 2005;

•	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 13, 2005 and February 11, 2005, provided that the information deemed “furnished” in such reports and not deemed “filed” is not incorporated herein.

•	the description of our rights to purchase shares of common stock which are attached to all shares of common stock issued contained in the Registration Statement on Form 8-A, dated October 3, 2003, as filed with the Securities and Exchange Commission on October 3, 2003 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purposes of updating such description.

•	the description of our common stock contained in the Registration Statement on Form 8-A, dated August 1, 2003, as filed with the Securities and Exchange Commission on August 4, 2003 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purposes of updating such description.

          The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the documents that are incorporated by reference in this prospectus (not including exhibits to those documents unless those exhibits are specifically incorporated by reference into this prospectus) to any person, without charge, upon written or oral request to the following address and telephone number: Medwave, Inc., 435 Newbury Street, Suite 206, Danvers, Massachusetts 01923. Telephone requests should be directed to the Chief Executive Officer at (978) 732-8999.

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information filed by us at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

          You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the Public Reference Room. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission’s web site at www.sec.gov.

          We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act and the rules and regulations promulgated thereunder. This prospectus is a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the content of any contract, agreement or other documents referred to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this prospectus in light of that exhibit. The registration statement and its exhibits are available for inspection as set forth above.

          This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or a solicitation of an offer. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in the affairs of the Company since the date of the prospectus.

LEGAL MATTERS

          The validity of the issuance of the shares of common stock offered hereby will be passed upon by our counsel, Goodwin Procter LLP.

EXPERTS

          Our financial statements as of September 30, 2004 and for the year then ended and for the five month period between May 1, 2003 and September 30, 2003 appearing in our 2004 Annual Report on Form 10-K and for the fiscal year ended April 30, 2003, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their report appearing therein and have been incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

          Our financial statements incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement; neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus, incorporated herein by reference or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Prospectus

MEDWAVE, INC

1,300,000 Shares of Common Stock

_________ __, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

          The following expenses will be paid by Medwave in connection with the distribution of the shares registered hereby. We will pay all expenses associated with registering the selling stockholders’ shares, including the legal fees of one legal advisor acting on behalf of the selling stockholders in connection with the preparation and filing of the Registration Statement. The selling stockholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares. All of such expenses, except for the SEC Registration Fee, are estimated.:

Registration Fee—Securities and Exchange Commission	$647
Accountants Fees and Expenses	$7,500
Legal Fees and Expenses	$25,000
Printing Expenses	$2,000
Miscellaneous	$0

Total	$35,147

Item 15. Indemnification of Directors and Officers.

          In accordance with Section 145 of the General Corporation Law of the State of Delaware, Article VIII of the Company’s Certificate of Incorporation (the “Certificate”) provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Certificate provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Article V of the Company’s Bylaws provides for indemnification by the Company of its directors and officers and in the discretion of the Board of Directors, non-officer employees against expenses (including attorneys fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

          Medwave and the selling stockholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or other federal or state law.

Item 16. Exhibits.

Exhibit
No.	Description

4.1(1)	Securities Purchase Agreement

5.1(2)	Opinion of Goodwin Procter LLP

23.1(2)	Consent of BDO Seidman, LLP

Exhibit
No.	Description

23.2(2)	Consent of Ernst & Young LLP

23.3(2)	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1(3)	Powers of Attorney

(1)	Incorporated by reference to the relevant exhibit to Current Report on Form 8-K, File Number 000-28010 as filed on February 11, 2005.

(2)	Filed herewith.

(3)	Incorporated by reference to the Registration Statement on Form S-3 filed on March 4, 2005 (File No. 333-123418).

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chelmsford, Commonwealth of Massachusetts, on March 23, 2005.

MEDWAVE, INC
By	/s/ Timothy J. O’Malley
Timothy J. O’Malley President and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. O’Malley Timothy J. O’Malley	Chief Executive Officer, President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	March 23, 2005

* William D. Corneliuson	Chairman	March 23, 2005

Solomon Aronson	Director	March 23, 2005

* Frank A. Katarow	Director	March 23, 2005

* John L. Miclot	Director	March 23, 2005

*By:	/s/ Timothy J. O’Malley
Timothy J. O’Malley Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.	Description

4.1(1)	Securities Purchase Agreement

5.1(2)	Opinion of Goodwin Procter LLP

23.1(2)	Consent of BDO Seidman, LLP

23.2(2)	Consent of Ernst & Young LLP

23.3(2)	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1(3)	Powers of Attorney

(1)	Incorporated by reference to the relevant exhibit to Current Report on Form 8-K, File Number 000-28010 as filed on February 11, 2005.

(2)	Filed herewith.

(3)	Incorporated by reference to the Registration Statement on Form S-3 filed on March 4, 2005 (File No. 333-123418).